Exhibit 10.2

WAGEWORKS, INC.

EXECUTIVE BONUS PLAN

(Effective April 16, 2013)

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SECTION 4 PAYMENT OF AWARDS		6
4.1	Right to Receive Payment	6
4.2	Timing of Payment	6
4.3	Form of Payment	6
4.4	Payment in the Event of Disability	6
4.5	Payment in the Event of Death	6
4.6	Governmental Compliance Forfeiture Event	6

SECTION 5 ADMINISTRATION		7
5.1	Committee is the Administrator	7
5.2	Committee Authority	7
5.3	Decisions Binding	7
5.4	Delegation by the Committee	7

SECTION 6 GENERAL PROVISIONS		7
6.1	Tax Withholding	7
6.2	No Effect on Employment	7
6.3	Participation	8
6.4	Indemnification	8
6.5	Successors	8
6.6	Beneficiary Designations	8
6.7	Nontransferability of Awards	8
6.8	Deferrals	8
6.9	Section 409A	8

SECTION 7 AMENDMENT, TERMINATION AND DURATION		9
7.1	Amendment, Suspension or Termination	9
7.2	Duration of the Plan	9

SECTION 8 LEGAL CONSTRUCTION		9
8.1	Gender and Number	9
8.2	Severability	9
8.3	Requirements of Law	9
8.4	Governing Law	9
8.5	Captions	9

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WAGEWORKS, INC.

EXECUTIVE BONUS PLAN

SECTION 1
BACKGROUND, PURPOSE AND DURATION

1.1          Effective Date.  The Plan will become effective upon ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2013 Annual Meeting of Stockholders of the Company and may be used for Performance Periods beginning on or after such date.

1.2           Purpose of the Plan.  The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives.  The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company.  The Plan is intended to permit the grant of awards that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1           “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period.  Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.7 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2           “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3           “Base Salary” means as to any Performance Period, unless the Committee provides otherwise when establishing the Target Award, the Participant’s annualized salary rate on the last day of the Performance Period.  Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.  For avoidance of doubt, “Base Salary” does not include bonuses, commissions, equity compensation, incentive or other compensation.

2.4           “Board” means the Board of Directors of the Company.

2.5           “Change of Control” means any of the following events:

(a)           Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who, prior to such acquisition, is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(b)           Change in Effective Control of the Company.  If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)           Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(D).  For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.5, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.6           “Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7           “Committee” means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan.

2.8           “Company” means WageWorks, Inc., a Delaware corporation, or any successor thereto.

2.9           “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.10           “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.11           “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.12           “Exchange Act” means the Security Exchange Act of 1934, as amended.

2.13           “Fiscal Year” means the fiscal year of the Company.

2.14           “Governmental Compliance Forfeiture Event” means the Company's financial statements are required to be restated due to the Company's material noncompliance with any financial reporting requirement or as required under any applicable securities law(s).

2.15           “Maximum Award” means as to any Participant for any Fiscal Year, $1,800,000.

2.16           “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.17           “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants.  The formula or matrix may differ from Participant to Participant.

2.18           “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period.  As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: earnings (which may include earnings before interest, taxes, depreciation, and amortization (“EBITDA”), earnings before taxes and net earnings), earnings per share, gross margin, new product development or innovation, net income, operating income, quality, operating margin, return on capital, return on equity, revenue, revenue growth, and total stockholder return.  The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (d) on a per-share basis, (e) against the performance of the Company as a whole or a segment of the Company and/or (f) on a pre-tax or after-tax basis  Prior to the Determination Date, the Administrator shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants and whether a Performance Goal shall be measured in accordance with generally accepted accounting principles (“GAAP”) or a basis other than GAAP.  In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of an Actual or Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

2.19           “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

2.20            “Plan” means the WageWorks, Inc. Executive Bonus Plan, as amended and restated, as set forth in this instrument and as hereafter amended from time to time.

2.21           “Retirement” means, with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Committee, in its discretion.

2.22           “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a specific dollar amount, or as a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.23           “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1           Selection of Participants.  The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period.  Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis.  Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2           Determination of Performance Goals.  The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period.  Such Performance Goals shall be set forth in writing, which writing shall be attached hereto as Appendix A, or by some other written method determined by the Committee, in its discretion.

3.3           Determination of Target Awards.  The Committee, in its sole discretion, shall establish a Target Award for each Participant.  Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4           Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant.  Each Payout Formula shall (a) be in writing which writing shall be attached hereto as Appendix A, or by some other written method determined by the Committee, in its discretion, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.  Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Fiscal Year exceed the Maximum Award.

3.5           Date for Determinations.  The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6           Determination of Target Awards in the Event of a Leave of Absence.  If a Participant takes a Company-approved leave of absence during the Performance Period, the Participant’s Target Award shall be limited to the dollar amount obtained by multiplying (i) the Target Award that the Participant otherwise would have been eligible to receive by (ii) a fraction, the numerator of which is the total number of months of the Participant’s actual service during the Performance Period and the denominator of which is the twelve (12) months comprising the Performance Period.  For purposes of such calculation, a Participant shall, to the extent not prohibited by law, be credited with a full month of service for each month during which that Participant is not on a leave of absence for fifty percent (50%) or more of the business days in that month.

3.7           Determination of Actual Awards.  After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded.  The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee.  Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period.

SECTION 4
PAYMENT OF AWARDS

4.1           Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2           Timing of Payment.  Payment of each Actual Award shall be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.7, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of  Section 409A.

4.3           Form of Payment.  Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless otherwise deferred in accordance with Section 4.2.

4.4           Payment in the Event of Disability.  If a Participant’s employment terminates due to Disability prior to the payment of an Actual Award earned by him or her prior to Disability for a prior Performance Period, the Award shall be paid to the Participant.

4.5           Payment in the Event of Death.  If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

4.6           Governmental Compliance Forfeiture Event.  In the event of a Governmental Compliance Forfeiture Event, any Actual Award paid to Participant with respect to whom the Company has determined that a Governmental Compliance Forfeiture Event has occurred will be deemed not to have been properly earned and the Company shall be entitled to recover from the such Participant the amount by which the Actual Award exceeded the amount that would have been earned by the Participant had the Company’s financial statements been accurate and initially filed as restated, as determined by the Company in accordance with the terms and conditions of the Plan and in accordance with applicable securities law(s).

SECTION 5
ADMINISTRATION

5.1           Committee is the Administrator.  The Plan shall be administered by the Committee.  The Committee shall consist of not less than two (2) members of the Board.  The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board.  Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code.  If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2           Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions.  The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3           Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4           Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6
GENERAL PROVISIONS

6.1           Tax Withholding.  The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

6.2           No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause.  For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment.  Employment with the Company and its Affiliates is on an at-will basis only.  The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3           Participation.  No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4           Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5           Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6           Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant's death.  Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee.  In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

6.7           Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6.  All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8           Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan.  Any such deferral elections will be subject to such rules and procedures as will be determined by the Committee in its sole discretion.  Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals will be designed to comply with Section 409A.

6.9           Section 409A.  It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

SECTION 7
AMENDMENT, TERMINATION AND DURATION

7.1           Amendment, Suspension or Termination.  The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant.  No award may be granted during any period of suspension or after termination of the Plan.

7.2           Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8
LEGAL CONSTRUCTION

8.1           Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2           Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3           Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4           Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5           Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.